Exhibit 23.8

CONSENT OF STEVE ROSS

The undersigned hereby consents to the use of the undersigned’s name and the technical and scientific information which is included in, or incorporated by reference into, the Registration Statement on Form S-8 dated January 28, 2022 and any amendments and exhibits thereto, of Standard Lithium Ltd.

/s/ Steve Ross
Steve Ross, P.Geol.

Date: January 28, 2022